EXHIBIT 10.22

License Agreement

This License Agreement (this "Agreement"), effective as of October 6, 2021 (the "Effective Date"), is made by and between Kainos Medicine, Inc., a corporation organized and existing under the laws of the Republic of Korea, with offices located at 3F, 29, Dunchon-daero 514 beon-gil, Jungwon-gu, Seongnam-si, Gyeonggi-do, Republic of Korea ("Licensor"), and Emmaus Life Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware, with offices located at 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503 ("Licensee") (collectively, the "Parties," or each, individually, a "Party").

WHEREAS, the Parties are parties to that certain Collaborative Research and Development Agreement, effective as of February 26, 2021 (the "Collaborative Agreement"), for the purpose of joint development of anti-cancer drugs using Licensor's know how and intellectual property rights in a novel IRAK4 inhibitor, referred to as KMl 0544 (together with salts, prodrugs, solvates, and stereoisomers thereof, "KM10544"), as a therapeutic agent for cancers; and

WHEREAS, KM10544 is one of the N-(lH-Imidazol-2-yl) benzarnide compounds (the "Claimed Compounds") claimed in patent application number PCT/KR2020/013397, titled N (lH-IMIDAZOL-2-YL) BENZAMIDE COMPOUND AND PHARMACEUTICAL COMPOSITION COMPRISING THE SAME AS ACTIVE INGREDIENT (the "Patent

Application"); and

WHEREAS, the Parties wish to enter into this Agreement as contemplated by Section 6 of the Collaborative Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. For purposes of this Agreement, the following terms have the following meanings:

"Accountant" has the meaning set forth in Section 4.3.

"Action" has the meaning set forth in Section 11.1.

"Aff11iate" of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and "controlled by" and ''under common control with" have correlative meanings.

"Agreement" has the meaning set forth in the preamble.

"Auditor" has the meaning set forth in Section 4.2(a).

"Bankruptcy Code" has the meaning set forth in Section 13.1.

"Collaborative Agreement" has the meaning set forth in the recitals.

"Combination Product" means a product consisting of a Licensed Product that is packaged, bundled, or otherwise combined for sale with one or more other products or technology that is not a Licensed Product. All references to Licensed Products in this Agreement will be deemed to include Combination Products.

"Confidential Information" means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as "confidential" and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary and includes [the terms and existence of this Agreement. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

"Disclosing Party" has the meaning set forth in Section 8.1.

"Effective Date" has the meaning set forth in the preamble.

"Field of Use" means treatment of cancers, including but not limited to leukemia, lymphoma, and solid tumor cancers.

"Governmental Authority" means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

"Improvement" means any modification of or improvement or enhancement to the technology that is the subject of the Licensed Patents.

"Indemnitee" has the meaning set forth in Section 11.1.

"KM10544" has the meaning set forth in the recitals.

"Know-How" means all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing, manufacturing and other protocols, settings, and procedures, vendor and supply chain contacts and information, and other confidential or proprietary technical, scientific, engineering, business, or financial information owned or controlled by Licensor at any time relating to KM10544 as described in more detail in Schedule 1 hereto as it may be amended from time to time.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule oflaw of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

"Licensed Patent" and "Licensed Patents" mean (a) the Patent Application, together with any and all patents that issue therefrom and all continuations, continuations-in part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing and (b) any patents in the Territory issuing from any applications that claim domestic benefit or foreign priority from any of the patents or patent application identified in clause (a) or from which any of the patents or patent applications identified in subsection

(a)	claim domestic benefit or foreign priority.

"Licensed Product" and "Licensed Products" mean (a) any and all products that include KM10544, (i) the manufacture, use, offer for sale, sale, or importation of which by Licensee would, in the absence of a license granted under, or ownership of, the Licensed Patents, infringe a Valid Claim or (ii) that incorporates or embodies any Know-How, and (b) any other products the Parties may agree upon in writing from time to time.

"Licensed Proprietary Rights" means (a) the Licensed Patents, (b) Licensor's and its Affiliates' proprietary rights in and to the Know-How (whether under applicable trade secret law or otherwise), and (c) all relevant "Results, Foreground IP and KAINOS Background IP for the purpose of development and commercialization of KMl 0544 in the Field" as such terms are used in the Collaborative Agreement, which terms are incorporated herein by reference.

"Licensee" has the meaning set forth in the preamble.

"Licensor" has the meaning set forth in the preamble.

"Losses" means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys' fees and other litigation costs.

"Net Sales" means the gross amount received by Licensee or any of its Affiliates or Sublicensees from a third party for the sale to such third party of Licensed Products less the sum of the following deductions and offsets allowed, accrued, paid, or taken: (a) discounts and rebates allowed in amounts customary in the trade; (b) sales, tariff duties, and excise, use, and value-added taxes; (c) costs of packing, insurance, delivery charges, outbound transportation prepaid or allowed; (d) amounts allowed or credited on returns; and (e) commissions to agents. Net Sales on Combination Products will be calculated based on the portion of Net Sales attributable to the Licensed Product in such Combination Products, as set forth in Section 3.4.

"Parties" and "Party" have the meanings set forth in the preamble. "Patent Application" has the meaning set forth in the recitals. "Payment Statement" has the meaning set forth in Section 3.8(b).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"Quarterly Period" means each period of three consecutive months ending on March 31, June 30, September 30, and December 31 of each year during the Term.

"Receiving Party" has the meaning set forth in Section 8.1.

"Representatives" means a Party's and its Affiliates' employees, officers, directors, consultants, and legal advisors.

"Royalty" or "Royalties" has the meaning set forth in Section 3.3.

"Sell-Off Period" has the meaning set forth in Section 12.5.

"Sublicense Consideration" means consideration of any kind received by Licensee from a Sublicensee in connection with the grant of an option, license, release, waiver, or other rights or immunities under any Licensed Proprietary Rights (e.g., including upfront fees and milestone payments); provided, however, Sublicense Consideration does not include payments received by Licensee for (a) equity of Licensee or debt securities;

(b)

research or development expenses incurred by Licensee; (c) running royalties on sales of Licensed Products or payments for sales of units of Licensed Product; and/or (d) that portion of any development, regulatory or commercial milestone payment received from such Sublicensee that is equal to or less than the identical milestone paid to Licensor. To the extent that rights other than the Licensed Proprietary Rights are (sub)licensed together with the Licensed Proprietary Rights, the Sublicense Consideration allocated to the Licensed

Proprietary Rights shall be fairly determined by Licensee in good faith taking into account the relative value of the Licensed Proprietary Rights and those other rights.

"Sublicensee" means any Person that is granted a sublicense, in whole or in part, by Licensee under this Agreement.

"Term" has the meaning set forth in Section 12.1.

"Territory" means the United States of America and its territories and possessions worldwide, the United Kingdom and its territories and possessions worldwide, and the countries comprising the European Union as of the Effective Date.

"Valid Claim" means, on a country-by-country basis, a claim that covers KM10544 in an unexpired, issued Licensed Patent that has not been admitted or otherwise caused by Licensor to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by judgment of a governmental authority of competent jurisdiction from which no appeal is allowed or timely taken.

2.1Scope of Grant. Licensor hereby grants to Licensee during the Term an exclusive (even as to Licensor), non-transferable (except in accordance with Section 13.9) license, with the right to sublicense in accordance with Section 2.3, under the Licensed Proprietary Rights to make, have made, use, offer to sell, sell, have sold, and importLicensed Products and to use the Know-How in connection therewith, in each case in the Field of Use in the Territory. No license or rights are granted to Licensee by implication, estoppel, or otherwise, other than as expressly granted by Licensor under this Section 2.

2.2Restrictions on Licensor. Licensor shall not, directly or indirectly through any other Person, nor shall it purport to grant to any other Person the right to, make, use, offer to sell, sell, have sold, or import Licensed Products during the Term in the Field of Use in the Territory.

2.3Sublicensing. Licensor hereby grants to Licensee the right to sublicense all and any of its rights to and under the Licensed Proprietary Rights. The granting of sublicenses will be at Licensee's sole and exclusive discretion and Licensee will have the sole and exclusive power to determine the identity of any Sublicensee, the applicable licensee fees or royalty rates, if any, and other terms and conditions of the sublicense. Licensee shall pay to Licensor the Royalty payable pursuant to Section 3.3 on Net Sales by such Sublicensee of Licensed Products and the portion of Sublicense Consideration payable pursuant to Section 3.3 received from such Sublicensee.

2.4

Know-How Transfer. Upon Licensee's request at any time and from time to time during the Term, Licensor shall disclose the Know-How to Licensee in such form and media as Licensee may reasonably request. For the avoidance of doubt, all Know How disclosed to Licensee hereunder is Licensor's Confidential Information and subject to the confidentiality and non-disclosure obligations under Section 8, and Licensee's use of any documentation, materials, or other information concerning the Know-How provided under this Section 2 is subject to the terms and conditions of this Agreement, including the scope of the license expressly granted under Section 2.1. Upon Licensee's reasonable request during the Term, Licensor shall make available one or more of its technical personnel to provide Licensee with reasonable technical assistance concerning the Know-How applicable to the Licensed Products in the Field of Use. Licensor shall provide such technical assistance at no additional cost to Licensee, except that Licensee shall reimburse Licensor for reasonable travel and other reasonable, out-of-pocket expenses incurred by Licensor's technical personnel in providing such technical assistance.

2.5

Improvements. As between the Parties, each Party will solely own all right, title, and interest in and to any Improvement conceived or developed by its employees or independent contractors. Each Party's Improvements will be deemed to be such Party's Confidential Information. Licensor shall promptly notify Licensee upon the conception or other development of any Improvement. At Licensee's election, any Improvement conceived or developed by or on behalf of Licensor will be included in the Know-How and, to the extent patentable, the Licensed Patents for all purposes under this Agreement, in each case at no additional cost to Licensee. All rights in and to any Improvements developed by or on behalf of Licensee will be retained by Licensee, and no rights therein or thereto shall be granted to Licensor hereunder unless the Parties otherwise specifically agree in writing.

2.6

Other Activities. Licensee shall provide Licensor with quarterly progress reports on Licensee's activities hereunder and the Parties shall meet, virtually or in person, at least annually and at such other times as either Party may reasonably request to discuss the Parties' activities regarding the Licensed Proprietary Rights.

3.	Payments.

3.1Upfront Payment. Licensee shall pay to Licensor a non-refundable, non- creditable payment of Five Hundred Thousand U.S. Dollars ($500,000.00) within eighty

(80) days of execution of the Agreement. Licensee has previously paid to Licensor One Million U.S. Dollars ($1,000,000) in cash and shares of common stock of Licensee.

3.2Milestone Payments. Licensee shall pay to Licensor non-refundable, non- creditable milestone payments as follows: (i) One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) within thirty (30) days following the enrollment of the first subject in the first Phase 1 trial of a Licensed Product in the Field of Use; (ii) Three Million U.S. Dollars ($3,000,000.00) within thirty (30) days following the enrollment of the first subject in the first Phase 2 trial of a Licensed Product in the Field of Use; (iii) Four Million U.S. Dollars ($4,000,000.00) within thirty (30) days following the enrollment of the first subject in the first Phase 3 trial of a Licensed Product in the Field of Use; and (iv) Five Million Five Hundred Thousand U.S. Dollars ($5,500,000.00) within thirty (30) days following the approval of the first New Drug Application or Marketing Authorization for a Licensed Product in the Field of Use in the Territory. For clarity, each of the aforementioned milestones will be due only once. For Combination Products, the aforementioned milestone payments will be reduced by multiplying each of the aforesaid milestone payments for any such Combination Product by the fraction "1/A", where "A" is total number of material products, components or ingredients (including the Licensed Product) in the Combination Product.

3.3Royalty. Subject to Section 3.8, Licensee shall pay to Licensor during the Term and any Sell-off Period a royalty of five percent (5.0%) of Net Sales ("Royalty" or "Royalties") and five percent (5.0%) of any Sublicense Consideration.

3.4Combination Products. If Licensee sells any Licensed Product in the form of a Combination Product, the Net Sales of such Combination Product for the purpose of determining the Royalty due to Licensor pursuant to Section 3.3 will be calculated on a country-by-country basis as follows:

(a)where both the Licensed Product and the product or component or components that are not Licensed Products ("Other Components") are sold separately, by multiplying the actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately and B is the total invoice price of the Other Components if sold separately;

(b)where the Licensed Product is sold separately in such country, but the Other Components are not sold separately in such country, by multiplying the actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product if sold separately and C is the invoice price of the Combination Product; or

(c)where the Licensed Product is not sold separately in such country, by multiplying the actual Net Sales of such Combination Product by the fraction DIE, where D is the inventory cost of the Licensed Product and E is the inventory cost of the Other Components, as such inventory costs are determined in accordance with Licensee's regular accounting methods, consistently applied.

3.5Royalty Stacking. If, during the Term, Licensee in its sole discretion takes one or more a licenses under intellectual property rights owned by one or more third parties to make, use, offer to sell, sell, have sold, or import any Licensed Product in a jurisdiction in the Territory, Licensee may deduct from any Royalty due on the Net Sales of such Licensed Products in that jurisdiction the license fees, royalties, or other amounts paid by Licensee to such third parties for such Licensed Product.

3.6No Multiple Royalties. No multiple royalties will be due because any Licensed Product is covered by more than one Licensed Patent. In such case, Licensee shall pay only one Royalty at the applicable rate pursuant to Section 3.3 above, as adjusted pursuant to Section 3.4 or Section 3.5, as applicable.

3.7Taxes. If Licensee is required by Law to withhold taxes in connection with any sums payable to Licensor under this Agreement, Licensee may deduct that amount from the payment it otherwise would have made to Licensor under this Agreement and shall include in the Payment Statement required pursuant to Section 3.8(b) the amount due before such withholding, the amount of the withholding under this Section 3.7, and the actual amount paid.

3.8	Payment Terms and Royalty Statements.

(a)Licensee shall pay all Royalties and that portion of Sublicense Consideration due Licensor under this Agreement for each Quarterly Period within sixty (60) days of the end of such Quarterly Period. Licensee shall make all payments in USD by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor. For the purpose of converting the local currency in which any Royalties or portion of Sublicense Consideration arise into USD, the rate of exchange to be applied will be the rate of exchange in effect for the last day of the Quarterly Period to which the payment relates as reported in The Wall Street Journal.

(b)On or before the due date for all payments to Licensor pursuant to Section 3.3, Licensee shall provide Licensor with a statement (a "Payment Statement") showing for the relevant Quarterly Period on a Licensed Product-by Licensed Product and country-by-country basis:

(i)the gross amount received by Licensee or any of its Sublicensees for the sale of Licensed Products; and

(ii)the calculation of Net Sales on such sales, including the type and amount of all deductions and offsets allocated with respect to such Licensed Products;

(iii)the calculation of Licensor's portion of any Sublicense Consideration payable to Licensor; and

(iv)	the exchange rate used for calculating such payments.

4.	Records and Audit.

4.1Records. Licensee shall keep records of its and its Sublicensees sales of Licensed Products reasonably necessary for the calculation of payments to be made to Licensor hereunder. However, Licensee has no (a) duty of trust or other fiduciary relationship with Licensor regarding the maintenance of the records or the calculation and reporting of royalties; or (b) obligations to maintain any records except in accordance with its own document retention policy.

4.2	Audit.

(a)At the reasonable request, and sole expense, of Licensor within one year after receiving any Payment Statement, Licensee shall permit an independent certified public accountant designated by Licensor and reasonably acceptable to Licensee (the "Auditor"), to access Licensee's records maintained pursuant to Section

4.1 upon reasonable prior written notice to Licensee and during Licensee's normal business hours solely for the purpose of verifying the payment made in connection with such Payment Statement. The Auditor must conduct such audit in a manner designed to minimize disruption of Licensee's normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be deemed Licensee's Confidential Information and will be subject to the Auditor's entry, prior to conducting the audit, into a written agreement with Licensee containing confidentiality and restricted use obligations at least as restrictive as those set out in Section 8. Licensor may not exercise this right more than once in any calendar year and the Auditor may only disclose to Licensor information limited to the accuracy of the Payment Statement and any deficiency in the payment made, or any overpayment. Licensor shall not compensate the Auditor (in whole or in part) contingent on the outcome of the audit.

(b)Licensor shall provide to Licensee a copy of the Auditor's audit report within thirty (30) days of Licensor's receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount within thirty (30) days after Licensee's receipt of the audit report. If the report shows that payments made by Licensee are in excess of the required payment, Licensor shall, at Licensee's election, credit the excess amount against future Royalties or pay Licensee the excess amount at the time it provides the copy of the Auditor's audit report to Licensee.

(c)The failure of Licensor to request verification of any Payment Statement during the one-year period after receipt of such Payment Statement shall be deemed acceptance by Licensor of the accuracy of the Payment Statement and the payments made by Licensee in accordance with the Payment Statement.

4.3Audit Disputes. In the event of a dispute over the results of any audit conducted pursuant to Section 4.2, Licensor and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for binding arbitration to a certified public accounting firm (the "Accountant") selected by each Party's certified public accountants or such other Person as the Parties shall mutually agree. The decision of the Accountant will be final and the costs of such arbitration will be borne between the Parties in such manner as the Accountant shall determine.

5.	Patent Prosecution and Maintenance.

5.1Patent Prosecution and Maintenance. Subject to Section 5.2, for each patent application and patent included within the Licensed Patents, Licensor shall:

(a)prepare, file, prosecute, and maintain such Licensed Patent at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Licensee;

(b)keep Licensee currently informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(c)provide Licensee with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit Licensee an opportunity to offer its comments thereon before making a submission to a patent office and Licensor shall consider in good faith Licensee's comments;

(d)consult with Licensee concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent; and

(e)notify Licensee in writing of any changes in the scope or status of such patent or patent application.

5.2Abandonment. If Licensor plans to abandon the Patent Application or any other patent application or patent included in the Licensed Patents in the Territory, Licensor shall notify Licensee in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and Licensor shall, at Licensee's request, assign to Licensee such patent application or patent. Effective as of the effective date of any such assignment under this Section 5.2, such patent application or patent shall no longer be a Licensed Patent.

6.	Enforcement of Licensed Patents.

6.1Notice of Infringement or Third-Party Claims. If either Party becomes aware of any suspected infringement of any Licensed Patent by a third party in the Field of Use in the Territory, or (b) any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

6.2Right to Bring Action or Defend. Licensor shall bring an infringement action to enforce any Licensed Patent, defend any declaratory judgment action concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, and control the conduct thereof. Notwithstanding the foregoing, if Licensor does not bring action with respect to any commercially significant third-party infringement within thirty (30) days of a request by Licensee, does not timely take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, or earlier notifies Licensee in writing of its intent not to do either of the foregoing, then Licensee shall have the right, but not the obligation, to bring or take such action and to control the conduct thereof.

6.3Cooperation, Recovery. and Settlement. In the event a Party undertakes the enforcement or defense of any Licensed Patent in accordance with Section 6.2:

(a)the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party's expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action if such other Party is an indispensable party to such action;

(b)any recovery, damages, or settlement derived from such suit, action, or other proceeding will be applied first in satisfaction of any costs and expenses, including reasonable attorneys' fees, of the Parties, with any remaining amounts retained 100% by the Party undertaking the enforcement or defense, but if the Parties share in the costs and expenses of the enforcement or defense, then the remaining amounts shall be shared 50/50; and

(c)such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that Licensor shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of Licensee concerning the Licensed Patents without Licensee's prior written consent, which consent may not be unreasonably withheld or delayed.

7.	Compliance with Laws.

7.1Patent Marking. Licensee shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all Licensed Products with the word "patent" or the abbreviation "pat." and either the relevant Licensed Patents or a web address that is freely accessible to the public and that lists the relevant Licensed Patents. Licensee also shall comply with the patent marking Laws of the relevant countries in the Territory.

7.2Recordation of License. If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensor shall, at its own expense and within thirty (30) days of the Effective Date, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority.

8.	Confidentiality.

8.1Confidentiality Obligations. Each Party (the "Receiving Party") acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the "Disclosing Party"). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for five years thereafter:

(a)not use the Disclosing Party's Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)maintain the Disclosing Party's Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party's Confidential Information without the Disclosing Party's prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)have a need to know the Confidential Information for purposes of the Receiving Party's performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)	have been apprised of this restriction; and

(iii)are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 8, provided further that the Receiving Party will be responsible for ensuring its Representatives'

compliance with, and will be liable for any breach by its Representatives of, this Section 8.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party's Confidential Information from use or disclosure other than as permitted hereby.

8.2Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 8; and

(b)disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 8, the Receiving Party shall, at the Disclosing Party's expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

8.3Injunctive Relief. Both Parties acknowledge and agree that it would be difficult to measure damages for breach by either Party of the covenants set forth in this Section 8, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either Party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

9.	Representations and Warranties.

9.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)it is duly organized, validly existing, and in good standing as a corporation as represented herein under the laws and regulations of its jurisdiction of incorporation;

(b)it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d)when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

9.2Licensor's Representations and Warranties. Licensor represents and warrants that:

(a)The Patent Application is all the patent applications (and patents) owned or controlled by Licensor or its Affiliates that are necessary or useful for Licensee to make, use, offer to sell, sell, have sold and import the Licensed Products in the Field of Use;

(b)it is the sole and exclusive owner of the entire right, title, and interest in and to the Licensed Patents;

(c)it has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Patents that conflicts with the rights and licenses granted to Licensee hereunder;

(d)it has complied with all applicable Laws in connection with the prosecution of the Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto;

(e)there is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding alleging that any Licensed Patent is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), and it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding; and

(f)to its knowledge, the making, using, offering to sell, selling, having sold and importing of Licensed Products in the Field of Use in the Territory do not and will not infringe or otherwise violate any intellectual property right of any Person, and Licensor has not received any oral or written communication that a Licensed Product infringes or otherwise violates the intellectual property right of any Person.

10.Exclusion of Consequential and Certain Other Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSEE WILL NOT BE LIABLE TO LICENSOR OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

11.	Indemnification.

11.1Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates and Sublicensees, and each of their respective officers, directors, employees, agents, successors, and assigns (each, an "Indemnitee") against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an "Action") related to, arising out of, or resulting from Licensor's breach of any representation, warranty, covenant, or obligation under this Agreement.

11.2Indemnification Procedure. An Indemnitee shall promptly notify Licensor in writing of any Action and cooperate with Licensor at Licensor's sole cost and expense. Licensor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at Licensor's sole cost and expense. Licensor shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee's prior written consent, which consent may not be unreasonably withheld or delayed. The Indemnitee's failure to perform any obligations under this Section l 1.2shall not relieve Licensor of its obligation under this Section 11.2except to the extent Licensor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.	Term and Termination.

12.1Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 12.2, will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last to expire Valid Claim of a Licensed Patent in such country (the "Term").

12.2	Termination.

(a)Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least thirty (30) days' prior written notice to Licensor.

(b)If Licensee abandons the development and commercialization of KM10544 in the Field of Use in the Territory, Licensor may terminate this Agreement at any time upon ninety (90) days' prior written notice to Licensee and Licensee shall transfer to Licensor ownership of all "Foreground IP" (as such term is used in the Collaborative Agreement) acquired prior to effective date of termination of the License Agreement.

(c)Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within a reasonable period, but not more than thirty (30) days, after receiving written notice thereof.

(d)Either Party may terminate this Agreement, effective immediately, if the other Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

12.3Effect of Termination. On any expiration or termination of the entirety of this Agreement, the Receiving Party shall return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party's Confidential Information. Notwithstanding anything to the contrary contained herein, each Party will be permitted to retain one (1) copy of the Confidential Information for the purpose of monitoring compliance with the terms of this Agreement; provided that all such information shall continue to be kept confidential pursuant to the terms of this Agreement. The above obligations shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the Receiving Party according to mandatory regulatory authority, provided that such Confidential Information shall remain subject to the confidentiality obligations set forth herein

12.4Expiration. At the expiration of the last Valid Claim to expire under the Licensed Patents in any country in the Territory with respect to any Licensed Product,

provided Licensee is not at that time in breach of this Agreement, Licensee will have a perpetual, irrevocable, fully paid-up, royalty-free right and license to subsequently make, use, offer to sell, sell, have sold and import in the Field of Use in that country any and all products that were previously Licensed Products and shall have no further obligations to Licensor in the Field of Use in that country with respect to such Licensed Patents or such Licensed Products.

12.5Sell-Off Period. For a period of 180 days after the effective date of the termination of this Agreement under Section 12.2 (the "Sell-Off Period"), Licensee and Sublicensees will have the right to sell or otherwise dispose of all existing Licensed Products in their possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Licensed Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement, including the Royalty and Sublicense Consideration obligations of Section 3.3.

12.6	Survival. The rights and obligations of the Parties set forth in this Section

12.6 and Section 1 (Definitions), Sections 3.3-3.8(Payment), Section 8 (Confidentiality), Section 9 (Representations and Warranties), Section 10 (Exclusion of Consequential and Certain Other Damages), Section 11 (Indemnification), Section 12.3 (Effect of Termination), Section 12.4 (Expiration), Section 12.5 (Sell-off Period) and Section 13 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

13.	Miscellaneous.

13.1Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to "intellectual property" as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (11 U.S.C. § 365(n)) and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets (the "Bankruptcy Code"). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a)subject to Licensee's rights of election under the Bankruptcy Code, all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor's rejection of this Agreement; and

(b)Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee's possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all its obligations under this Agreement.

13.2Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

13.3Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or to bind the other Party in any manner whatsoever.

13.4No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

13.5Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	3F, 29, Dunchon-daero 514 beon-gil, Jungwon-gu, Seongnam-si, Gyeonggi-do, Republic of Korea

Facsimile: 82-2-6268-9604 Email: jlee@kainosmedicine.com Attention: President

If to Licensee:	21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503

Facsimile: 310-214-0075

Email: wlee@emmauslifesciences.com Attention: Chief Operating Officer

Notices sent in accordance with this Section 13.Swill be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or email (in each case, following confirmation ofreceipt).

13.6Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words ''herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

13.7Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.8Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; and (b) second, any Schedules to this Agreement as of the Effective Date; and

(c) third, any other documents incorporated herein by reference.

13.9Assignment. Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party's consent:

(a)	to an Affiliate; or

(b)in connection with the transfer or sale to a third party of all or substantially all of the business or assets of such Party to which this Agreement relates.

No delegation or other transfer will relieve a Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 13.9shall be void.

13.10

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and, except at provided in Section 11, nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

13.11Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.12

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.13Governing Law. This Agreement is governed by and construed in accordance with the law of the United States of America, including applicable internal laws of the State of California, in each case without regard to conflicts of law principles.

13.14Dispute Resolution: Submission to Jurisdiction. Any dispute, action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be exclusively settled by arbitration administered by the Singapore International Arbitration Centre (the "SIAC") in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the "SIAC Rules") for the time being in force, by a single arbitrator appointed in accordance with the said rules, and each Party irrevocably submits to the exclusive jurisdiction of the SIAC in any such suit, action, or proceeding. Service of process, summons, notice, or other document by delivery to such Party's address for notice set forth herein will be effective service of process for any suit, action, or proceeding brought in before the SIAC. The seat of arbitration shall be Singapore. The arbitration proceedings will be conducted in English, and the award will be rendered in writing in English. Unless otherwise ordered by the arbitrator, each party shall bear its own costs and fees, including attorneys' fees and expenses, the provisions of Section 13.15 notwithstanding. The Parties agree to treat any award made by the arbitral tribunal as final and binding upon them and immediately enforceable against them and undertake not to exercise or seek to exercise any right of appeal or other challenge against such final award before any court or jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the parties from seeking any preliminary, emergency, or interim injunctive relief in any court of competent jurisdiction or from the SIAC or arbitrators. Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction over the Party against whom enforcement is sought.

13.15Attorneys' Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing Party.

13.16Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed copy in PDF is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Kainos Medicine, Inc.

By:/s/ Kisub Lee
Name: Kisub Lee
Title: CEO and Chairman

Emmaus Life Sciences, Inc.

By: /s/ Yutaka Niihara
Name:Yutaka Niihara, M.D., M.P.H. Title: Chairman and Chief Executive Officer

SCHEDULE 1

KNOW-HOW AS OF THE EFFECTIVE DATE

1.

Study design and data used to demonstrate K.Ml 0544's efficacy for all relevant cancer and inflammation indications, including the proof-of-concept studies using 1) KM10544; and 2) combination ofKM10544 and ibrutinib.

2.	All toxicology studies and data related to KM 10544.

3.	Chemical structure information.

4.	Manufacturing, storing, and shipping related Know-How, including: oStability data,
o	Storage condition data,
o	Shipping/transporting infonnation and data; and
o	Outsourcing of manufacturing.